UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

INVENSENSE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35269	01-0789977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1745 Technology Drive San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

(408) 988-7339

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 31, 2013, InvenSense, Inc. (the “Company”) completed the acquisition of the assets of the micro-electro-mechanical systems (MEMS) microphone business line of Analog Devices, Inc. (“ADI”), including intellectual property, goodwill and certain tangible and intangible assets. The transaction included all MEMS microphone devices and complete turnkey reference designs for ADI’s MEMS microphone product line, approximately 37 of ADI’s core employees within the MEMS microphone product line and certain support operations, located primarily in Wilmington, Massachusetts, Bratislava, Slovakia and Shanghai, China. In addition, ADI will provide certain transition related services to the Company, which include supplying inventory for a limited period of time following the acquisition. In connection with the acquisition, the Company paid ADI $100.0 million in cash, with potential additional amounts up to $70.0 million payable upon achievement of certain revenue targets over the 12-month period following the closing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statement of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2013	INVENSENSE, INC.

	By:	/s/ Alan Krock
Name: Alan Krock
Title: Vice President, Chief Financial Officer